SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement      |_| Confidential, For Use of the Commission
|X| Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                            National Fuel Gas Company
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                            NATIONAL FUEL GAS COMPANY

                            Notice of Annual Meeting
                                       and
                                 Proxy Statement

                         Annual Meeting of Stockholders
                                  to be held on
                                February 20, 2003

                            NATIONAL FUEL GAS COMPANY
                               10 LAFAYETTE SQUARE
                             BUFFALO, NEW YORK 14203

                                                                January 10, 2003

Dear Stockholder:

     We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 10:00 A.M. local time on Thursday, February 20, 2003, at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas, 77024. The matters on the agenda for the meeting are outlined in the enclosed Notice of Meeting and Proxy Statement.

     So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred method of voting is by telephone as described on the proxy card. This method is both convenient for you and reduces the expense of soliciting proxies for the Company. If you prefer not to vote by telephone, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your proxy as you designate.

     If you plan to be present at the Annual Meeting, please respond to the question if you vote by telephone, or check the "WILL ATTEND MEETING" box on the proxy card. Whether or not you plan to attend, please vote your shares by telephone or complete, sign, date and promptly return your proxy card so that your vote may be counted. If you do attend and wish to vote in person, you can revoke your proxy by giving written notice to the Secretary of the meeting and/or the Trustees (as described on the first page of this Proxy Statement), and/or by casting your ballot at the meeting.

     Coffee will be served at 9:30 A.M. and I look forward to meeting you at that time.

     Please review the proxy statement and take advantage of your right to vote.

                                        Sincerely yours,


                                        PHILIP C. ACKERMAN
                                        Chairman of the Board of Directors,
                                        Chief Executive Officer and
                                        President

                            NATIONAL FUEL GAS COMPANY
                               10 LAFAYETTE SQUARE
                             BUFFALO, NEW YORK 14203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         to be Held on February 20, 2003

To the Stockholders of National Fuel Gas Company:

     Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company will be held at 10:00 A.M. local time on Thursday, February 20, 2003, at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas, 77024. At the meeting, action will be taken with respect to:

     (1)  the election of directors;

     (2)  the appointment of independent accountants;

     (3) adoption of, if presented at the meeting, a shareholder proposal which the Board of Directors OPPOSES;

     (4) adoption of, if presented at the meeting, another shareholder proposal which the Board of Directors OPPOSES;

and such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on December 23, 2002, will be entitled to vote at the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                  ANNA MARIE CELLINO
                                                  Secretary

January 10, 2003

--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone as described on the proxy/ voting instruction card and reduce National Fuel Gas Company's expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card. Please use the accompanying envelope, which requires no postage if mailed in the United States.

--------------------------------------------------------------------------------

                            NATIONAL FUEL GAS COMPANY
                               10 LAFAYETTE SQUARE
                             BUFFALO, NEW YORK 14203

                                 PROXY STATEMENT

     This proxy statement is furnished to the holders of National Fuel Gas Company ("Company") common stock ("Common Stock") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on February 20, 2003, or any adjournment thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 10, 2003.

     All costs of soliciting proxies will be borne by the Company. Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, has been retained to assist in the solicitation of proxies and will be compensated in the estimated amount of $6,500 plus reasonable out-of-pocket expenses. In addition to solicitation by that firm and by mail, a number of regular employees of the Company and its subsidiaries may solicit proxies in person, by telephone or by other methods.

     Only stockholders of record at the close of business on December 23, 2002, will be eligible to vote at this meeting. As of that date, 80,441,119 shares of Common Stock were issued and outstanding.

     Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the meeting. All shares that are represented by effective proxies received by the Company in time to be voted will be voted at the meeting or any adjournment thereof. Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions shall be counted in the number of shares represented and voting, and shall have the same effect as a vote against the proposal.

     The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting of Stockholders, or any adjournment thereof, respecting (i) matters of which the Board is not currently aware but that may be presented at the meeting, (ii) any shareholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission's proxy rules, and (iii) all matters incident to the conduct of the meeting.

     Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to Anna Marie Cellino at the above address, by filing written revocation at the meeting with Mrs. Cellino, Secretary of the meeting, or by casting a ballot.

     If you are a participant in the Company's Employee Stock Ownership Plan, Employees' Thrift Plan or Tax-Deferred Savings Plans, and the accounts are registered in the same name, the proxy card will also serve as a voting instruction for the Trustees of those Plans. All shares of Company Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee(s) and the Proxies to vote FOR items 1 and 2 and vote AGAINST items 3 and 4. Participants in the Plan(s) may also provide those voting instructions by telephone. These instructions may be revoked by written notice to JPMorganChase Bank, Trustee for the Company's Employees' Thrift Plan, or Vanguard Fiduciary Trust Company, Trustee for the Company's Tax-Deferred Savings Plans and the Employee Stock Ownership Plan, on or before February 18, 2003. Addresses are as follows:

   JPMorganChase Bank                         Vanguard Fiduciary Trust Company
   c/o Computershare Investor Services, LLC   c/o Computershare Investor
   Attn: Proxy Unit                                 Services, LLC
   7600 S. Grant Street                       Attn: Proxy Unit
   Burr Ridge, IL 60521                       7600 S. Grant Street
                                              Burr Ridge, IL 60521

     Enclosed is a copy of the Company's Annual Report and Form 10-K for the fiscal year ended September 30, 2002, which includes financial statements.

                            1. ELECTION OF DIRECTORS

     Four directors are to be elected at this Annual Meeting. The nominees for the four directorships are: R. Don Cash, Rolland E. Kidder, George L. Mazanec and John F. Riordan. Messrs. Kidder, Mazanec and Riordan are currently directors of the Company.

     On September 12, 2002, as permitted by the Company's Certificate of Incorporation and By-laws, Rolland E. Kidder was elected to the Board for a term to expire at the 2003 Annual Meeting. Also, on December 12, 2002, Mr. Cash was nominated as a Director to be elected at this year's shareholder meeting.

     The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that these three classes shall be as nearly equal in number as possible. (A class of directors is the group of directors whose terms expire at the same annual meeting of stockholders.) In order to satisfy this requirement, all four nominees will not stand for full three-year term.

     Messrs. Cash, Mazanec and Riordan have been nominated to serve for terms of three years until the 2006 Annual Meeting and until their successors are duly elected and qualified. Mr. Kidder has been nominated to serve for a term of two years until the 2005 Annual Meeting and until his successor is duly elected and qualified. As a result of these actions, there will be three classes of directors with three directors in each class with terms that will expire in 2004, 2005 and 2006, respectively.

     The service of William J. Hill and Eugene T. Mann as directors will end at the 2003 Annual Meeting. They are not candidates for reelection given that it is the policy of the Board that no person be designated or elected for a term as Director that would extend beyond such person's 72nd birthday, except that a person less than 72 years of age may be designated or elected with the specific understanding that such person will resign from the Board, or not serve beyond the first Annual Meeting following such person's 72nd birthday. Both Mr. Hill and Mr. Mann turned age 72 following the 2002 annual meeting. The Board is deeply appreciative of their many valuable contributions to the Company over the years.

     It is intended that the Proxies will vote for the election of Messrs. Cash, Kidder, Mazanec and Riordan as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders' proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve or for good cause will not serve. Messrs. Cash, Kidder, Mazanec and Riordan have consented to being named in this proxy statement and to serve if elected.

     The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

     Pages 3 through 5 contain information concerning Mr. Cash and the eight directors of the Company whose terms will continue after the 2003 Annual Meeting, including information with respect to their principal occupations and certain other positions held by them.

          The Board of Directors Recommends a Vote FOR the Election of
                    Messrs. Cash, Mazanec, Riordan and Kidder

Name and Year
Became a Director
of the Company                          Age(1)                      Principal Occupation
--------------------------------------- ------    -----------------------------------------------------------
                                       Nominees for Election as Directors
                                     for Three-Year Terms to Expire in 2006

R. Don Cash ............................ 60       Chairman of Questar Corporation (Questar), an integrated
                                                  natural gas company headquartered in Salt Lake City,
                                                  since May 1985. Chief Executive Officer of Questar from
                                                  May 1984 to May 2002 and President of Questar from May
                                                  1984 to February 1, 2001. Director of Zions Bancorporation,
                                                  Texas Tech Foundation and Associated Electric and Gas
                                                  Insurance Services Limited; and former trustee, until
                                                  September 2002, of the Salt Lake Organizing Committee
                                                  for the Olympic Winter Games of 2002.

George L. Mazanec, 1996 ................ 66       Former Vice Chairman, from 1989 until October 1996, of
                                                  PanEnergy Corporation, a diversified energy company
                                                  (now part of Duke Energy). Advisor to the Chief
                                                  Operating Officer of Duke Energy Corporation August
                                                  1997-2000. Board member since October 1996. Director
                                                  of TEPPCO, LP 1992-1997, Director of Northern Border
                                                  Pipeline Company Partnership 1993-1998 and Director
                                                  of Westcoast Energy Inc. 1996-2002. Director of the
                                                  Northern Trust Bank of Texas, NA and Associated
                                                  Electric and Gas Insurance Services, Ltd. Former
                                                  Chairman of the Management Committee of Maritimes
                                                  & Northeast Pipeline, L.L.C.

John F. Riordan, 2000 .................. 67       President and CEO since April, 2000 of the Gas Technology
                                                  Institute, a not-for-profit research and educational
                                                  institution, Des Plaines, Illinois. Vice Chairman of KN
                                                  Energy, Inc. from February, 1998 to February, 1999.
                                                  President and CEO of MIDCON Corporation from October,
                                                  1988 to January, 1998. Director of Nicor, Inc., Niagara
                                                  University and the Oral and Maxillofacial Surgery
                                                  Foundation.

                                        Nominee for Election as Director
                                      for Two-Year Term to Expire in 2005

Rolland E. Kidder, 2002 ................ 62       Executive Director of the Robert H. Jackson Center for
                                                  Justice in Jamestown, New York. Former Chairman and
                                                  President of Kidder Exploration, Inc., an independent oil
                                                  and gas company. An elected member of the New York
                                                  State Assembly from 1975 to 1982. Trustee of the New
                                                  York Power Authority from 1983 to 1993. Appointed in
                                                  1996 to the Dean's Advisory Council of the University of
                                                  Buffalo School of Law. From 1994 until 2001, Vice
                                                  President and investment advisor for P.B. Sullivan & Co.,
                                                  Inc.

------------
(1)  As of February 20, 2003.

Name and Year
Became a Director
of the Company                    Age(1)                      Principal Occupation
--------------------------------- -----    ------------------------------------------------------------
                                  Directors Whose Terms Expire in 2004

Philip C. Ackerman, 1994 ........ 59       Chief Executive Officer of the Company since October
                                           2001. Appointed as Chairman of the Board effective
                                           January 3, 2002. President of the Company since July
                                           1999. Senior Vice President of the Company from June
                                           1989 until July 1999 and Vice President from 1980 to
                                           1989. President of National Fuel Gas Distribution
                                           Corporation(2) from October 1995 until July 1999 and
                                           Executive Vice President from June 1989 to October
                                           1995. Executive Vice President of National Fuel Gas
                                           Supply Corporation(2) from October 1994 to March 2002.
                                           President of Seneca Resources Corporation(2) from June
                                           1989 to October 1996. President of Horizon Energy
                                           Development, Inc.(2) since September 1995 and certain
                                           other nonregulated subsidiaries of the Company since
                                           prior to 1992.

James V. Glynn, 1997 ............ 68       Chairman and Chief Executive Officer, since November
                                           2001, of Maid of the Mist Corporation, which offers scenic boat tours of the American and Canadian waterfalls,
                                           Niagara Falls, New York. President of Maid of the Mist
                                           Corporation from 1971 to November 2001. Director of
                                           M&T Bank Corporation, M&T Bank, and Chairman
                                           Emeritus of Niagara University Board of Trustees.

Bernard S. Lee, Ph.D., 1994 ..... 68       Former President, from prior to 1992 until December 31,
                                           1999, of the Institute of Gas Technology (IGT), a not-for-
                                           profit research and educational institution, Des Plaines,
                                           Illinois. IGT Board member since 1994. Presently a director of NUI Corporation and Peerless Manufacturing Company.

------------
(1)  As of February 20, 2003.

(2)  Wholly owned subsidiary of the Company.

Name and Year
Became a Director
of the Company              Age(1)                    Principal Occupation
--------------------------- ------   --------------------------------------------------------
                             Directors Whose Terms Expire in 2005

Robert T. Brady, 1995 ..... 62       Chairman of Moog Inc., a manufacturer of motion control
                                     systems and components, since February 1996. President
                                     and Chief Executive Officer of Moog Inc. since 1988 and
                                     Board member since 1995. Director of Astronics
                                     Corporation, M&T Bank Corporation, M&T Bank and
                                     Seneca Foods Corporation. Director of Acme Electric
                                     Corporation from 1989 to November, 2001.

Bernard J. Kennedy, 1978 .. 71       Chairman of the Board of the Company from March 1989
                                     to January 2, 2002. Chief Executive Officer from August
                                     1988 to October 2001, President from January 1987 until
                                     July 1999. Chairman of the Board of Associated Electric
                                     & Gas Insurance Services Limited.

------------
(1)  As of February 20, 2003.

Meetings of the Board of Directors and Standing Committees

     During the Company's fiscal year ended September 30, 2002 ("fiscal 2002"), there were five meetings of the Board of Directors. In addition, certain directors attended meetings of standing or pro tempore committees. At its September 12, 2002 meeting, the Board designated a Nominating/ Corporate Governance Committee. Prior to that designation, the entire Board of Directors acted as a nominating committee. Four standing committees are described below.

     Audit Committee. The Audit Committee held four meetings during fiscal 2002 in order to review the scope and results of the annual audit, to receive reports of the Company's independent public accountants and chief internal auditor, and to prepare a report of the committee's findings and recommendations to the Board of Directors. The committee consists of Messrs. Hill, Glynn, Kidder (as of September 12, 2002), Lee, and Riordan. The members of the committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards, as applicable and as modified and supplemented.

     Compensation Committee. The Compensation Committee, all of the members of which are non-employee independent directors, held seven meetings during fiscal 2002 in order to review and determine the compensation of Company officers, to review reports and to award stock options, restricted stock and At Risk Program awards. The committee administers the Company's 1983 Incentive Stock Option Plan, 1984 Stock Plan, 1993 Award and Option Plan, 1997 Award and Option Plan, and Annual At Risk Compensation Incentive Program. The committee consists of Messrs. Brady, Mann, Mazanec and Riordan (as of September 12, 2002).

     Executive Committee. The Executive Committee held no meetings during fiscal 2002. The committee has and may exercise the authority of the full Board except as prohibited by New Jersey corporate law (N.J.S.A. ss. 14A:6-9). The Executive committee consists of Messrs. Ackerman, Brady, Hill, Mann and Mazanec.

     Nominating/Corporate Governance Committee. The committee, originally designated the Policy/Corporate Governance Committee, held one meeting during fiscal 2002, plus one meeting to nominate directors after it was renamed the Nominating/Corporate Governance Committee in September 2002. The committee will consider nominees recommended by security holders. Recommendations identifying the proposed nominee and setting out his or her qualifications should be delivered to the Secretary at the Company's principal office no later than September 22, 2003 to be considered for the February 2004 Annual Meeting of Stockholders. The committee makes recommendations to the full Board on nominees for the position of director. It shall also have duties regarding corporate governance matters as required by law, regulation or stock exchange rules. The committee consists of Messrs. Brady, Glynn, Hill, Kennedy and Mann.

     During fiscal 2002, all incumbent directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served.

Compensation Committee Interlocks and Insider Participation

     There are no "Compensation Committee interlocks" or "insider participation" which Securities and Exchange Commission (SEC) regulations would require to be disclosed in this proxy statement.

Directors' Compensation

     The Retainer Policy for Non-Employee Directors (the "Retainer Policy") which replaced the Board's preexisting retainer policy and the Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan"), was approved at the 1997 Annual Meeting of Stockholders. Directors who are not Company employees or retired employees do not participate in any of the Company's employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors. Only non-employee directors are covered by the Retainer Policy.

     In fiscal 2002 pursuant to the Retainer Policy adopted on June 15, 2000, non-employee directors were paid an annual retainer of $14,000 and 960 shares of Common Stock. Common Stock issued to non-employee directors under the Retainer Policy is nontransferable until the latter of two years from issuance or six months after the recipient's cessation of service as a director of the Company.

     Non-employee directors were paid a fee of $1,200 for each Board meeting and $800 for each Committee meeting attended ($500 if participating by telephone). Non-employee directors were paid an additional annual retainer fee of $3,000 if appointed as Chairman of any committee; accordingly, Messrs. Brady, Lee and Mazanec each received an additional annual retainer fee of $3,000 during fiscal 2002. Non-employee directors were also paid $600 for special consultation as directors that were with or at the request of the Company's chief executive officer. In fiscal 2002 Messrs. Lee and Mann received payments of $1,800 and $600, respectively, for additional consultations.

     Effective January 1, 2003, non-employee directors will receive an annual retainer of $20,000 and 1,200 shares of Common Stock, as well as $1,500 per Board meeting and $1,200 per committee meeting attended. In addition, there will no longer be a different level of payment for attendance at a meeting telephonically and the special consultation fee will be eliminated. Non-employee chairmen of committees will also receive a retainer fee of $7,500.

     Benefit accruals under the Directors' Retirement Plan ceased for each current non-employee director on December 31, 1996. All such directors who were eligible vested in their Directors' Retirement Plan benefits at that time, and will receive their accrued Directors' Retirement Plan benefits under its terms (normally at age 72). People who first become directors after February 1997 are not eligible to receive benefits under the Directors' Retirement Plan.

                           INDEPENDENT AUDITOR'S FEES

     In addition to retaining PricewaterhouseCoopers LLP to report upon the annual consolidated financial statements of the Company for 2002, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in 2002. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP in 2002 for these various services were: Audit Fees -- $450,000 for services rendered for the annual audit of the Company's consolidated financial statements for 2002 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q; Financial Information Systems Design and Implementation Fees -- $0; and All Other Fees -- $1,077,500.

                             AUDIT COMMITTEE REPORT

     The Company's Board of Directors has adopted a written charter for the Audit Committee of the Board of Directors. A copy of that charter was included as an appendix to the proxy statement for the February 2001 Annual Meeting of Stockholders.

     The Audit Committee has reviewed and discussed the Company's audited financial statements for fiscal 2002 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as amended or supplemented. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the independent auditors the independent auditor's independence. The Audit Committee also has considered whether the independent auditor's provision of non-audit services to the Company and its affiliates is compatible with the independent auditor's independence.

     Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K (17 CFR 249.310) for the last fiscal year for filing with the Securities and Exchange Commission.

                                        AUDIT COMMITTEE


                                        BERNARD S. LEE, PH.D., CHAIRMAN
                                        JAMES V. GLYNN
                                        WILLIAM J. HILL
                                        ROLLAND E. KIDDER
                                        JOHN F. RIORDAN

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Summary Compensation Table, and for all directors and officers as a group, information concerning beneficial ownership of Common Stock. Unless otherwise stated, to the best of the Company's knowledge, each person has sole voting and investment power with respect to the shares listed.

                                               Number of Shares
                                               of Common Stock         Percent of
                                             Beneficially Owned as     Common Stock
Name                                         of September 30, 2002        Owned
-----------------------------------------   -----------------------   -------------
Philip C. Ackerman (1)(2)(3)(4) .........           2,726,371              3.40%
James A. Beck (1)(2)(3) .................             341,422                 *
Robert T. Brady .........................               5,160                 *
R. Don Cash (5) .........................               3,000                 *
James V. Glynn ..........................               4,606                 *
William J. Hill .........................              70,482                 *
Bernard J. Kennedy (2)(6)(7) ............           4,392,942              5.47%
Rolland E. Kidder (8) ...................              28,650                 *
Bernard S. Lee ..........................               7,360                 *
Eugene T. Mann ..........................               6,660                 *
George L. Mazanec (9) ...................               5,960                 *
John F. Riordan .........................               4,160                 *
Dennis J. Seeley (1)(2)(3)(10) ..........             414,245                 *
David F. Smith (1)(2)(3) ................             414,486                 *
Gerald T. Wehrlin (1)(2)(11) ............             432,087                 *
Directors and Officers as a Group
 (22 individuals) (12)(13) ..............          10,739,139             13.38%

------------
* Represents beneficial ownership of less than 1% of issued and outstanding Common Stock on September 30, 2002.

(1) Includes shares held in the Company's Thrift Plan, Employee Stock Ownership Plan for Supervisory Employees ("ESOP") and Tax-Deferred Savings Plan for Non-Union Employees ("TDSP"), respectively, as follows: Philip C. Ackerman, 8,681, 11,020 and 12,190 shares; Dennis J. Seeley, 9,055, 4,187 and 7,186 shares; David F. Smith, 0, 1,696 and 8,233 shares; James A. Beck, 260, 0, and 2,686 shares; Gerald T. Wehrlin, 1,520, 8,128 and 9,243 shares; and all current directors and officers as a group (22 individuals), 28,299, 53,155 and 101,336 shares. The beneficial owners of the shares have sole voting power with respect to shares held in the Thrift Plan, ESOP and TDSP, but do not have investment power respecting those shares until they are distributed.

(2) Includes shares with respect to which each of the named individuals, and all current directors and officers as a group (22 individuals), have the right to acquire beneficial ownership within 60 days of September 30, 2002, through the exercise of stock options granted under the 1983 Incentive Stock Option Plan, the 1984 Stock Plan, the 1993 Award and Option Plan, and the 1997 Award and Option Plan as follows: 3,649,222 shares for Mr. Kennedy, 2,401,076 shares for Mr. Ackerman, 354,000 shares for Mr. Seeley, 351,500 shares for Mr. Smith, 311,698 shares for Mr. Beck, 354,000 shares for Mr. Wehrlin, and 9,016,348 shares for all current directors and officers as a group (22 individuals).

(3) Includes shares of restricted stock, certain restrictions on which had not lapsed as of September 30, 2002, as follows:, 101,328 shares for Mr. Ackerman, 6,000 shares for Mr. Seeley,

     6,000 shares for Mr. Smith, 18,000 shares for Mr. Beck, and 143,328 shares for all current directors and officers as a group (22 individuals). Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(4) Includes 1,000 shares held by Mr. Ackerman's wife in trust for her mother, as to which shares Mr. Ackerman disclaims beneficial ownership, and 440 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(5) Includes 2,000 shares held by the Don Kay Clay Cash Foundation, a Utah not-for-profit corporation, of which Mr. Cash, his wife, son and daughter-in-law are directors. Mr. Cash disclaims beneficial ownership of these shares.

(6) Includes 76,766 shares owned by Mr. Kennedy's wife, as to which Mr. Kennedy shares voting and investment power.

(7) Includes 8,200 shares held by the Kennedy Family Foundation, a New York not-for-profit corporation, of which Mr. Kennedy, his wife and son are directors. Mr. Kennedy disclaims beneficial ownership of these shares.

(8) Includes 20,000 shares owned by Mr. Kidder's wife, as to which Mr. Kidder shares voting and investment power.

(9) Includes 600 shares owned by Mr. Mazanec's wife, as to which Mr. Mazanec shares voting and investment power.

(10) Includes 17,910 shares owned by Mr. Seeley's wife, as to which Mr. Seeley shares voting and investment power.

(11) Includes 5,200 shares held jointly with his wife, as to which Mr. Wehrlin shares voting and investment power.

(12) See notes (1) through (11) above.

(13) Includes 16,748 shares with respect to which one or another of the officers of the Company, not including the executive officers named in the Summary Compensation Table, shares voting and investment power with his wife.

      As of September 30, 2002, the Company knows of no one who beneficially owns in excess of 5% of a class of the Company's common stock except as set forth in the table below.

                                                                          Amount and
                                                                           Nature of
                                     Name and Address of                  Beneficial        Percent
Title of Class                        Beneficial Owner                     Ownership        of Class
----------------------   ------------------------------------------   ------------------   ---------
Common stock .........   Massachusetts Financial Services Company          7,100,471(1)       8.83%
                         500 Boylston Street, 15th Floor
                         Boston, MA 02116

Common stock .........   Vanguard Fiduciary Trust Company                  5,054,984(2)        6.3%
                         100 Vanguard Boulevard
                         Malvern, PA 19355

Common stock .........   Bear Stearns & Co. Inc.                           4,300,200(3)       5.35%
                         115 South Jefferson Road
                         Whippany, NJ 07981

------------
(1) According to its Form 13F filed with the Securities and Exchange Commission for the quarter ended September 30, 2002, Massachusetts Financial Services Company had sole investment discretion with respect to 6,790,111 shares, shared investment discretion with non-managers with respect to 310,360 shares; sole voting power with respect to 5,796,440 shares, and no voting power with respect to 1,304,031 shares.

(2) According to its Schedule 13G filed with the Securities and Exchange Commission for the period ended December 31, 2001, Vanguard Fiduciary Trust Company in its capacity as trustee for certain employee benefit plans held 3,994,717 shares on behalf of the plans, all of which have been allocated to plan participants. The number of shares held within the Plans as of November 29 is 5,054,984. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the Trustee in the same proportion as the shares of Company stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934. The Vanguard Group, which is affiliated with Vanguard Fiduciary Trust Company, also has sole investment and voting discretion with respect to an additional 754,179 shares of Company common stock, according to its Form 13F for the period ended September 30, 2002.

(3) According to its Form 13F filed with the Securities and Exchange Commission for the quarter ended September 30, 2002, Bear Stearns & Co., Inc., had sole investment discretion with respect to 4,300,000 shares; shared investment discretion with non-managers with respect to 200 shares; sole voting power with respect to 4,300,000 shares, and no voting power with respect to 200 shares.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

   General

      The Compensation Committee (the "Committee") sets the base salaries and bonuses (if any) of the Company's executive officers, makes awards and sets goals for certain executive officers under the Annual At Risk Compensation Incentive Program (the "At Risk Program"), and makes awards to executive officers and others under various compensation plans as described below. The Committee consists exclusively of non-employee independent directors, appointed by resolution of the entire Board of Directors. No member of the Committee is permitted to receive any award under any plan administered by the Committee.

      The Committee's objective is to set executive compensation at levels which
(i) are fair and reasonable to the stockholders, (ii) link executive compensation to long-term and short-term interests of the stockholders, and
(iii) are sufficient to attract, motivate, and retain outstanding individuals for executive positions. The executive officers' compensation is linked to the interests of the stockholders by making a significant part of each executive officer's potential compensation depend on the price of the Company's Common Stock on the open market, the Company's earnings per share, and the officer's own performance. The retention of officers is encouraged by making a substantial portion of the compensation package in the form of awards which either increase in value, or only have value, if the executive officer remains with the Company for specified periods of time.

      Specific components of executive officers' compensation earned or paid in fiscal 2002 are discussed below. The Company's five most highly compensated executive officers are identified on the Summary Compensation Table on page 14, and are sometimes referred to as the "named executive officers."

   Base Salary

      The Committee annually reviews base salaries for the Company's officers and adjusts them on a calendar year basis and as promotions occur. The Committee generally uses a range of the 50th percentile to the 75th percentile of its survey data as the starting point. The Committee also takes into account an individual's specific responsibilities, experience and effectiveness.

      The fiscal 2002 base salaries of the named executive officers are shown on the Summary Compensation Table on page 14 in the "Base Salary" column.

   Annual At Risk Incentive and Bonus

      Under the At Risk Program, the Committee makes At Risk Awards which grant for certain named executive officers the opportunity to earn cash payments depending on the achievement of goals set within the first quarter of each fiscal year. Performance goals can be both financial (for example, Company earnings per share or subsidiary earnings) and non-financial (for example, customer service).

      For fiscal 2002 Mr. Ackerman was the only participant in the At Risk Program. At Risk Program goals for Mr. Ackerman, as Chief Executive Officer, were a specified level of Company earnings per share (weighted as 75% of the formula) and other goals (weighted as 25% of the formula). Company earnings per share (exclusive of non-cash asset write downs, non-cash cumulative effect of changes in accounting methods, and certain other special items) must reach a pre-determined target to trigger the maximum annual incentive award to Mr. Ackerman.

      The Summary Compensation Table on page 14 includes in the "LTIP (Long-Term Incentive Plan) Payouts" column the amounts earned by Mr. Ackerman in fiscal 2002 under the At Risk

Program and as a bonus. The At Risk Award is considered by the SEC to be a "long-term" incentive because payment is based on the rolling average of performance during the two fiscal years most recently completed. The range of potential At Risk Program awards for fiscal 2002 for Mr. Ackerman is set out in the Long-Term Incentive Plan Table on page 16. In addition, the Committee awarded Mr. Ackerman a bonus for his performance of responsibilities added subsequent to the setting of At Risk Program goals.

      In furtherance of the Committee's goal of emphasizing incentive-based compensation for the Company's other executive officers, most of the executive officers, including Messrs. Beck, Seeley, Smith and Wehrlin were paid amounts as bonuses in December 2002 (for performance in fiscal 2002). Following a review of survey data, the Compensation Committee set bonus parameters for Messrs. Beck, Seeley and Smith early in the fiscal year based on corporate performance, the performance of their respective subsidiaries and their effectiveness in performing their respective responsibilities. In December 2002 the Committee determined a bonus for each of these executives following consultation with Mr. Ackerman. Mr. Ackerman made recommendations for fiscal 2002 bonuses for the other officers including Mr. Wehrlin which were accepted by the Committee. The Summary Compensation Table on page 14 includes in the "Bonus" column the amount earned by the named executive officers in fiscal 2002 as bonuses. These awards are considered by the SEC to be bonuses because they are based on performance during a single fiscal year.

   Stock Options and Restricted Stock

      Stock options and restricted stock represent the longer-term incentive and retention component of the executive compensation package. In fiscal 2002, the Committee awarded stock options to 87 employees, including the named executive officers. These awards are intended to focus attention on managing the Company from a long-term investor's perspective and encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. Employees are encouraged to retain their stock for long-term investment. Awards are made under plans such as the 1997 Award and Option Plan which allow the Committee broad flexibility to use a wide range of stock-based performance awards.

      The Committee awards stock options to buy Company Common Stock, both of which have value only to the extent the market price of the Company's Common Stock increases after the date of an award. The Committee also from time to time awards restricted stock, which increases or decreases in value to the same extent as the Company's Common Stock. Dividends are paid on restricted stock and on the shares held for employees (including executive officers) in various employee benefit plans, so executive officers benefit directly from dividends paid on the Company's Common Stock.

      In 2002 the Committee reviewed and revised its past practice of annual option awards. It determined that it would not continue to make annual awards of stock options to officers and other employees. Consequently, in 2002 the Committee granted options to officers and employees which are intended to be a multi-year incentive. Option awards were made to each named executive officer to buy stock in the future at the market price on the award date. These options vest over a three year period and none can be exercised for at least one year after the award date. All of them expire no later than 10 years after the award date. The Committee may decide to award options in individual cases or where participants are promoted to new positions. Awards to the named executive officers are shown on the Option Grants in Fiscal 2002 table on page 15.

      In March the Committee also granted Mr. Ackerman 100,000 shares of Restricted Stock. Vesting restrictions on this Restricted Stock lapse in equal amounts on the anniversary of grant in 2004, 2005, 2006 and 2007. Should Mr. Ackerman's employment with the company and its subsidiaries terminate for any reason (except death), any unvested shares will be forfeited. In determining the appropriate level of Mr. Ackerman's option and restricted stock grant the

Committee took into consideration Company performance, as well as the desire to retain Mr. Ackerman's services.

   Benefits Based on Retirement, Death, or Change in Control

      Benefits based on retirement, death, or change in control are payable under various arrangements which are applicable to the named executive officers (as well as other core employees). The Committee is not generally authorized to amend such arrangements, but makes recommendations to the Board of Directors to amend such plans.

      Neither the Company nor the Committee made any material changes in any of the plans described in this section. Neither the Company nor the Committee made any material changes in any of the "miscellaneous minor perquisites and personal benefits" discussed in footnote (1) of the Summary Compensation Table on page 14.

   Compensation of Chief Executive Officer

      The bases for Mr. Ackerman's fiscal 2002 base salary and At Risk Program award including the Committee's goals and methodology, are discussed earlier in this report under the headings Base Salary and Annual At Risk Incentive and Bonus. The bases for Mr. Ackerman's other fiscal 2002 longer-term incentive awards are discussed earlier in this report under the heading Stock Options and Restricted Stock.

      Policy With Respect to Qualifying Compensation Paid to Executive Officers For Deductibility Under Section 162(m) of the Internal Revenue Code

      The Committee intends that, whenever reasonably possible, compensation paid to its managers, including its executive officers, should be deductible for federal income tax purposes. Compensation paid under the At Risk Program qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee may vote to award compensation, especially to a chief executive officer, that is not fully deductible, if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders.

                                        COMPENSATION COMMITTEE


                                        GEORGE L. MAZANEC, CHAIRMAN
                                        ROBERT T. BRADY
                                        EUGENE T. MANN
                                        JOHN F. RIORDAN

Executive Compensation Summary Table

      The following table sets forth information with respect to compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers for the fiscal year ended September 30, 2002 (the "named executive officers").

                                                     SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                   Annual Compensation                   Long-Term Compensation
                                          ------------------------------------- ----------------------------------------
                                                                                          Awards              Payouts
                                                                                --------------------------- ------------
                                                                  Other Annual    Restricted    Securities                All Other
                                  Fiscal      Base                  Compensa-        Stock      Underlying      LTIP      Compensa-
Name and Principal Position        Year    Salary($)   Bonus($)    tion($)(1)    Awards($)(2)     Options    Payouts($)   tion($)(3)
-------------------------------- -------- ----------- ---------- -------------- -------------- ------------ ------------ -----------
Philip C. Ackerman .............   2002     767,500    134,000         0          2,449,500       200,000     480,000      161,743
Chief Executive Officer and        2001     630,000          0         0                  0       500,000     535,500      145,248
President of the Company           2000     570,000          0         0                  0       440,000     530,100      156,463
David F. Smith .................   2002     411,250    250,000         0                  0       180,000           0       72,852
President of National              2001     360,000    125,000         0                  0        90,000           0       68,979
Fuel Gas Distribution              2000     300,000    100,000         0                  0        90,000           0       66,041
Corporation
Dennis J. Seeley ...............   2002     411,250    250,000         0                  0       180,000           0       66,329
President of National              2001     360,000    125,000         0                  0        90,000           0       61,700
Fuel Gas Supply                    2000     281,500    100,000         0                  0        80,000           0       55,463
Corporation
James A. Beck ..................   2002     408,923     25,000         0                  0       180,000           0       44,846
President of Seneca                2001     360,769     25,000         0                  0        70,000           0       23,191
Resources Corporation              2000     277,500    100,000         0            111,190        50,000           0        4,120
Gerald T. Wehrlin ..............   2002     270,000    150,000         0                  0        75,000           0       63,181
President of National Fuel         2001     258,000     90,000         0                  0        50,000           0       60,577
Resources and Controller of        2000     246,500     75,000         0                  0        50,000           0       59,157
the Company

------------
(1) Excludes perquisites or personal benefits because, for each named executive officer, the cost to the Company of all such items was less than $50,000 and less than 10% of that executive's base salary and bonus, if any, for each fiscal year listed.

(2) The dollar values shown in the Restricted Stock Awards column are based on the fair market value of the Company's Common Stock on the date of the restricted stock award. Restricted shares may not be transferred or pledged, but such Company-imposed restrictions lapse with the passage of time and continued employment with the Company.

     As of September 30, 2002, the aggregate number of unvested shares of restricted stock held by each named executive officer and the aggregate fair market value of such shares using a closing market price as of September 30, 2002 of $19.87 are as follows: for Mr. Ackerman, 101,328 shares ($2,013,387); Mr. Smith, 6,000 shares ($119,220); Mr. Seeley, 6,000 shares ($119,220); and Mr. Beck, 18,000 shares ($357,660). Dividends are paid on all shares of restricted stock.

     Mr. Ackerman was awarded 100,000 shares of restricted stock on March 14, 2002 as a long term incentive. Vesting restrictions lapse in equal amounts (one-quarter of the awarded shares) on each of the following dates: March 14, 2004, March 14, 2005, March 14, 2006 and March 14, 2007. Should Mr.
     Ackerman's employment with NFG and its subsidiaries terminate for any reason (except death) prior to the expiration of any vesting restrictions, the unvested Restricted Stock shall be forfeited by Mr. Ackerman. In the event of Mr. Ackerman's death, all restrictions shall lapse on the date of death.

     He was also awarded 1,328 shares of restricted stock on December 9, 1999 for performance in fiscal 1999. Vesting restrictions lapse on the first January 15 which occurs after the year in which Mr. Ackerman retires as an officer of the Company. These shares do not vest if both his employment and Directorship with the Company and its subsidiaries terminate for any reason prior to the expiration of vesting restrictions, unless such termination is on account of death, disability or retirement.

     On December 7, 2000, Mr. Beck was awarded 4,000 shares of restricted stock for performance in fiscal 2000. He was also awarded 4,000 shares of restricted stock on December 9, 1999 for performance in fiscal 1999. Vesting restrictions lapse on December 7, 2006 and December 9, 2005, respectively. These shares do not vest if Mr. Beck's employment with the Company and its subsidiaries terminates for any reason except death.

(3) In fiscal 2002, the Company paid, contributed or accrued for Messrs. Ackerman, Smith, Seeley, Beck, and Wehrlin $11,400, $11,400, $11,400, $10,067 and $11,400, respectively, under the Tax-Deferred Savings Plan; $53,710, $17,156, $17,156, $10,079 and $8,658, respectively, under the
     Tophat Plan which pays all participants a sum intended to replace amounts which they will not receive as Company-matching contributions under the Tax-Deferred Savings Plan as a result of tax law limits or other tax considerations; $5,702, $755, $2,029, $0 and $4,172, respectively, under a program that passes through to employees the Company's tax savings associated with payment of dividends on Employee Stock Ownership Plan shares; $22,331, $4,641, $10,144, $0 and $22,251, respectively, as above-market interest under the Deferred Compensation Plan (which amount, in the case of Mr. Smith, could be forfeited); and $68,600, $38,900, $25,600, $24,700 and $16,700 respectively, as the dollar value of split-dollar or other life insurance benefits paid for by the Company.

Stock Option Grant Table

      The following table sets forth information with respect to options to purchase shares of Common Stock awarded during fiscal 2002 to the named executive officers pursuant to plans approved by the Company's stockholders.

                        OPTION GRANTS IN FISCAL 2002(1)
--------------------------------------------------------------------------------

                                             Individual Grants
                               ----------------------------------------------
                                               Percent of Total
                                 Number of         Options          Exercise
                                Securities        Granted to        or Base
                                Underlying        Employees        Price Per                    Grant Date
                                  Options         in Fiscal          share       Expiration       Present
Name                            Granted(#)           Year            ($/Sh)         Date        Value($)(2)
----------------------------   ------------   -----------------   -----------   ------------   ------------
Philip C. Ackerman .........     200,000              7.8%          24.495         3/2012         918,000
David F. Smith .............     180,000              7.0%          24.495         3/2012         826,200
Dennis J. Seeley ...........     180,000              7.0%          24.495         3/2012         826,200
James A. Beck ..............     180,000              7.0%          24.495         3/2012         826,200
Gerald T. Wehrlin ..........      75,000              2.9%          24.495         3/2012         344,250

------------
(1) The options shown on this table were granted under the 1993 and 1997 Award and Option Plans and vest in one-third increments on the first, second and third anniversary of the grant date. Thereafter, they can be exercised any time prior to the expiration date if the holder remains with the Company. These options terminate within three months of termination of employment, except that upon termination of employment for any reason other than discharge for cause or voluntary resignation prior to age 60, most of such options may be exercised within five years after termination of employment. Payment of the exercise price may be in cash or by tendering shares of Company Common Stock.

(2) This column shows the hypothetical value of these options according to a binomial option pricing model. The assumptions used in this model for the options granted in fiscal 2002 were: quarterly dividend yield of 1.03%, an annual standard deviation (volatility) of 21.92%, a risk-free rate of 5.04%, and an expected term before exercise of 5.5 years. Whether the assumptions used will prove accurate cannot be known at the date of grant. The model produces a value based on freely tradable securities, which the options are not. The holder can derive a benefit only to the extent the market value of Company Common Stock is higher than the exercise price at the date of actual exercise.

Stock Option Exercises and Fiscal Year-End Value Table

      The following table sets forth as to each named executive officer information with respect to stock option and SAR exercises during fiscal 2002 and the number and value of unexercised options and SARs at September 30, 2002.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2002
                   AND OPTION/SAR VALUES ON SEPTEMBER 30, 2002
--------------------------------------------------------------------------------

                                                              Number of Securities
                            Number of                        Underlying Unexercised         Value of Unexercised
                           Securities                           Options/SARs at          In-the-money Options/SARs
                           Underlying                          Fiscal Year-End(#)         at Fiscal Year-End($)(2)
                           Options/SAR        Value      ----------------------------- -----------------------------
          Name            Exercised(#)   Realized($)(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------  ------------   --------------   -----------   -------------   -----------   -------------
 Philip C. Ackerman .....         0                0       2,489,728       200,000       3,149,823          0
 David F. Smith .........     2,500           14,809         351,500       180,000          39,566          0
 Dennis J. Seeley .......    12,000          143,910         354,000       180,000          57,550          0
 James A. Beck ..........         0                0         311,698       180,000          96,008          0
 Gerald T. Wehrlin ......         0                0         354,000        75,000         396,388          0

------------
(1)  Market value of stock at exercise less exercise price or base price.

(2)  Market value of stock at fiscal year-end less exercise price or base price.

Long-Term Incentive Plan Award Table

      The following table sets forth information with respect to long-term incentive plan awards made during fiscal 2002 to the named executive officer pursuant to the At Risk Program.

               LONG-TERM INCENTIVE PLAN -- AWARDS IN FISCAL 2002
--------------------------------------------------------------------------------


                                                               Estimated Future Payouts Under
                                                               Non-Stock Price-Based Plans(1)
                                  Performance Period     ------------------------------------------
            Name                   Until Maturation       Threshold($)     Target($)     Maximum($)
----------------------------   -----------------------   --------------   -----------   -----------
Philip C. Ackerman .........   2 years ended 9/30/02           0            767,500      1,535,000

------------
(1) This table describes the sole At Risk Program opportunity which was made to any executive officer in fiscal 2002 based on the rolling two-year average of performance in fiscal 2001 and fiscal 2002. The actual amounts awarded and paid for fiscal 2002 under the At Risk Program are shown in the Summary Compensation Table on page 14 in the LTIP Payouts column.

Report on Repricing of Options/SARs

      The Company did not reprice any stock options or SARs in fiscal 2002. Under the 1997 Award and Option Plan, from which 99% of the current grants are issued, options and SARs can not be repriced after they have been granted.

Corporate Performance Graph

      The following graph compares the yearly cumulative stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and the AMEX Natural Gas Index for a period of five years commencing September 30, 1997, and ended September 30, 2002. The Standard & Poor's Utilities Index, which the Company used in this graph for many years, was discontinued in 2001. This graph shows the performance of that index through September 30, 2001. The Company selected the AMEX Natural Gas Index as the industry or line-of-business index required for this chart. This published index is comprised of 15 publicly traded companies (including the Company) engaged in the distribution, transmission, exploration and/or production of natural gas.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*
                             FISCAL YEARS 1997-2002

                              [PERFORMANCE GRAPH]

                                    1997    1998    1999    2000    2001       2002
                                    ----    ----    ----    ----    ----       ----
National Fuel ..................    $100    $111    $116    $143    $122       $110
S&P 500 ........................    $100    $109    $139    $158    $116       $ 92
S&P Utilities ..................    $100    $130    $129    $186    $140    dicontinued
AMEX Nat. Gas Index ............    $100    $ 67    $ 79    $124    $100       $ 72

*    Assumes $100 invested on September 30, 1997, and reinvestment of dividends.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

      Messrs. Ackerman, Beck, Smith, Seeley and Wehrlin entered into Employment Continuation and Noncompetition Agreements with the Company dated December 11, 1998 that are to become effective in the event of a defined change of control of the Company. They preserve as a minimum, for the three years following such change of control, the annual salary levels and employee benefits as are then in effect for these executives and provide that, in the event of certain terminations of employment, these executives shall receive severance payments up to 1.99 times their respective annual base salaries and annual bonuses prior to termination. Unless an executive elects not to be bound by the Noncompetition part of the agreement, an additional payment of 1.00 times salary and annual bonus prior to termination will be made. In addition, executives shall receive continuation of certain employee benefits for three years or receipt of the value of such benefits.

      Also, in the event of a defined change in control, these executives shall receive the above-market rate interest on certain deferrals under the Deferred Compensation Plan, which otherwise could have been forfeited. At September 30, 2002, the above-market rate interest account balance for each of the named executive officers were as follows: $150,002 for Mr. Ackerman, $49,549 for Mr. Smith, $0 for Mr. Beck, $69,664 for Mr. Seeley, and $158,475 for Mr. Wehrlin.

Retirement Benefits

      The following table shows annual 50% joint and survivor life annuity total benefits payable under the Retirement Plan plus the Executive Retirement Plan to eligible officers retiring at the normal retirement age of 65 with a spouse of the same age. Forms of benefit payment other than the 50% joint and survivor life annuity, or retirement at an age earlier than 65, would result in different annual benefits to eligible officers.

                                            Pension Plan Table
                                   Estimated Annual Retirement Benefits
                                For Years of Benefit Service Credited (1)
Remuneration           ------------------------------------------------------------
  (2) (3)                  20          25           30           35           40
--------------------   ---------   ----------   ----------   ----------   ---------
$  300,000 .........   $98,841     $123,551     $148,262     $164,460     $180,659
   500,000 .........   167,633      209,542      251,450      279,172      306,894
   700,000 .........   236,426      295,532      354,639      393,885      433,130
   900,000 .........   305,218      381,523      457,827      508,597      559,366
 1,100,000 .........   374,011      467,513      561,016      623,309      685,602
 1,300,000 .........   442,803      553,504      664,205      738,021      811,838

------------
(1) The service credited for retirement benefit purposes to the officers named in the Summary Compensation Table, as of September 30, 2002 is as follows:
     Mr. Ackerman, 34 years, 2 months; Mr. Smith, 24 years, 2 months; Mr. Seeley, 37 years, 3 months; Mr. Beck, 13 years, 4 months; Mr. Wehrlin, 26 years, 1 month.

(2) Compensation covered for retirement benefit purposes differs from the amounts appearing in the three "annual compensation" columns of the Summary Compensation Table on page 14, because the retirement benefits are based on the average of the "annual cash compensation" (including At Risk Awards, other performance-related lump-sum compensation and certain other restricted stock) payable for the 60 consecutive month period during the last ten years before retiring which produces the highest average. Accordingly, the current compensation covered by the plans (meaning the average "annual cash compensation" for the 60 months ending September 2002) for the above named executive officers was: Mr. Ackerman, $1,019,420; Mr. Smith, $432,950; Mr. Seeley, $428,000; Mr. Beck, $335,950; and Mr. Wehrlin,
     $355,100.

(3) Benefits described in this table reflect a partial offset for Social Security benefits.

                    2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      At the 2003 Annual Meeting, stockholders will be asked to appoint PriceWaterhouseCoopers, LLP, independent accountants for the Company's fiscal year ending September 30, 2003 ("fiscal 2003"). If appointed,
PriceWaterhouseCoopers, LLP will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2003.

      Representatives of that firm will not be attending this year's annual meeting. Therefore, no representative will be available to answer questions or make a statement.

      The affirmative vote of a majority of the votes cast with respect to the appointment of independent accountants by the holders of shares of Common Stock entitled to vote is required for the appointment of PriceWaterhouseCoopers, LLP as independent accountants.

      If the necessary votes are not received, or if PriceWaterhouseCoopers, LLP declines to accept or otherwise becomes incapable of accepting or exercising the appointment, or its services are otherwise discontinued, the Board of Directors will appoint other independent accountants. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for the appointment of PriceWaterhouseCoopers, LLP as independent accountants.

         The Board of Directors Recommends a Vote FOR this Appointment.

                          3. FIRST SHAREHOLDER PROPOSAL

      A shareholder (the "Proponent") has indicated that he or she will present the proposal set forth below for consideration by the shareholders at the Annual Meeting. The name, address and stock ownership of the Proponent will be provided by the Company's Secretary to any shareholder promptly upon receipt of any oral or written request.

      "The stockholders recommend that the Board limit all Company executive compensation plans ("Plans") so that additional potential share dilution attributable to awards to executive officers does not exceed 1% of outstanding shares per year. Consequently, if there were 80,000,000 shares outstanding (approximately the current number), no more than 800,000 stock options, shares of restricted stock and similar securities could be awarded under the Plans to executive officers.

      The Company's latest proxy statement concedes that Company common stock underperformed the Standard & Poors 500 Composite Stock Price Index and the Standard & Poors Utility Index over five years ending September 30, 2001.

      Since then, the price of Company common stock has declined. As of this writing (August 9, 2002), it languishes at levels prevailing in late 1996, after adjusting for the 2001 stock split.

      Executives responsible for poor performance should not enjoy compensation bonanzas. Yet executive compensation at the Company has exploded. The Company increased the annual total compensation package of Bernard Kennedy, who recently retired as Company CEO and Chairman of the Board, from $2,165,306 (fiscal 1996) to $5,234,811 (fiscal 2000), and to $8,787,501 (fiscal 2001). This is a 306%
increase over a mere 5 years.

      Kennedy: 306% increase in compensation. Stockholders: stock price at 1996 levels.

      Further, during fiscal years 1999-2001, the Company awarded stock options and stock appreciation rights (SAR's) that it valued at approximately $28,000,000.

      Moreover, just for fiscal 2001, the Company awarded stock options, SARs and restricted stock respecting approximately 3% of Company common stock. This increased greatly from approximately 1.3% in fiscal 1996. The 6 year total (approximately 14%) represents an enormous potential dilution of Company common stock.

      This large overhang will harm stockholders for years.

      Commentators have criticized stock options for their costs and dilutive effect because they mortgage future earnings and depress stock prices, etc. See Fortune, June 25, 2001, "CEO Pay Heist", and Business Week, July 15, 2002, "An Overdose of Options".

      The Company filed a Form 8-K with the SEC in 2001, which further shows that the directors cannot be trusted to control costs. This filing shows that Kennedy will also receive an annual pension of approximately $2,347,000, the right to convert part of that to a $23,000,000 lump sum payment, consulting pay totaling $625,000, and even continuing medical, health and dental benefits for his daughter Maureen.

      Even worse, this largesse was disclosed just after the New York Public Service Commission issued an order stating: "it appears the company may have violated certain provisions of the Public Service Law . . . and that these violations directly contributed to the death of this customer" (a woman wrongly denied gas service, who died from hypothermia). The Commission seeks approximately $19,000,000 in penalties.

      In short, the Board has behaved irresponsibly. Won't anything cause it to shut off the spigot?

      Therefore, stockholders should limit the Plans as recommended, and save themselves millions of dollars."

Statement of the Board in Opposition to the Shareholder Proposal

      Your Board of Directors recommends that you vote "AGAINST" this proposal. The proposal is unnecessary, unwise, and is motivated by the personal grievances of this disgruntled ex-employee who submits a similar proposal every year. This proposal is part of the Proponent's long-running vendetta against the Company and certain officers, in violation of numerous court orders, for which various judges have found the Proponent guilty of a total of more than 80 counts of civil contempt of court and 35 counts of criminal contempt.

      All of the equity-based awards about which the Proponent complains were authorized by Company shareholders at various annual meetings over the years. There are currently 118 individuals who hold stock options issued under the Company's compensation plans. The Proponent would limit the issuance of awards to executive officers under those plans each year to about 800,000 shares (after adjustment for the September 2001 two-for-one stock split).

      Under the Company's currently effective plans, there remain 1,030,069 shares (post-split) available on December 10, 2002, to be issued as stock options, restricted stock or other awards. Awards may be made under the current plans until December 12, 2006. Obviously, the proposed limit of 800,000 awards per fiscal year would have little or no effect on the timetable for issuing the remaining shares available under the current plans. The shareholders' approval of this proposal would not "save themselves million of dollars," as the Proponent misleadingly claims.

      The number of shares authorized by the current plans could be increased by vote of the Company's shareholders, but there is no such proposal on the agenda at the upcoming Annual Meeting. Company shareholders will have the opportunity, as they have had for all previous option plans, to vote on the adoption of any future compensation plan that would authorize additional stock options for Company executives and employees.

      In the spirit of full disclosure, note that additional shares also become available under the current plans from time to time by the operation of certain non-dilutive provisions of those plans. From fiscal 1999 through fiscal 2002, an average of 96,434 (post-split) shares per year were added back to these plans as a result of cancelled shares or forfeited awards. Shares are added back into these plans when awards are forfeited voluntarily or involuntarily (for example, the Proponent's unexercised stock options were forfeited when a Company subsidiary fired the Proponent in 1999).

However, it is not possible under the plans for anybody to voluntarily forfeit options in return for lower-priced (more valuable) options, because that would amount to a prohibited "repricing." Shares are also added back to the plans when outstanding shares of Company stock are cancelled to pay the option exercise price or to pay withholding taxes due in connection with the exercise or vesting of awards.

      The Proponent complains vehemently about the number and value of options the Company has issued since 1999. Even though the Company's stock has outperformed the Standard & Poors 500 Index over the most recent five-year period, all of the options issued by the Company since the beginning of fiscal 1999 are under water as of December 10, 2002. These options cannot be sold, and whatever intrinsic value they have is much less than the Proponent claims. They will never have any value nor dilute existing shares unless our stock price rises. The outstanding options serve as a very tangible incentive for the Company's officers and employees to do what they honestly can do to cause the Company's stock price to increase.

      The Company is not satisfied with the current market performance of its stock, even though the Corporate Performance Graph on page 17 demonstrates that Company stock did outperform, over the most recent five-year period, the indexes shown for that five-year-period. The Company does not promise that its stock will always outperform the S&P 500 or any other index, and can not unequivocally promise to continue its long and proud streak of continually increasing annual cash dividends and its 100 uninterrupted years of dividend payments. The Company does promise our best honest efforts in generating earnings and dividends for our shareholders, and in designing compensation programs that align our officers' and employees' personal economic interests with the economic interests of our shareholders.

       Your Board of Directors recommends a vote "AGAINST" this proposal.

                         4. SECOND SHAREHOLDER PROPOSAL

      A shareholder (the "Proponent") has indicated that he or she will present the proposal set forth below for consideration by the shareholders at the Annual Meeting. The name, address and stock ownership of the Proponent will be provided by the Company's Secretary to any shareholder promptly upon receipt of any oral or written request.

      "The stockholders recommend that the Board (1) create and appoint a committee comprised principally of unaffiliated and independent members of the public, including members of minority groups, (2) direct, empower and enable this committee to issue a plan to eliminate the impact of discrimination in employment at the Company and its subsidiaries ("NFG"), by increasing minority employment to reflect the demographic makeup of the customers, populations and places that NFG serves, and (3) describe the problem, and the plan to correct it, in the Company's proxy statement or annual report of late 2003 or early 2004, and describe its implementation in the following proxy statement or annual report.

      NFG has never had a nonwhite executive officer.

      NFG has repeatedly refused to disclose to its stockholders the precise percentage of its entire American workforce that is nonwhite, and how that breaks down by pay and employment grade. All NFG will state to shareholders is that the percentage is 3% or more.

      This suggests that NFG has discriminated against nonwhites in its employment practices.

      NFG's principal business has been its utility business. Most of the utility's customers reside in Erie and Niagara Counties, New York and Erie County, Pennsylvania. The population of the 3 counties is, respectively, 17.8%, 9.3% and 9.1% nonwhite. The weighted average is about 15% nonwhite, since the population of the first county is about two times the population of the other two combined. The vast majority of the American employees of NFG work for the utility.

      Many NFG employees work in Houston, Texas (Harris County). 41.3% of the population of this county is nonwhite.

      The 2000 United States census provides these county population statistics.


      Why take resolution of this problem away from management? The answer is obvious -- management has not solved the problem despite decades of opportunity.

      Additionally, NFG has shown its contempt for the law and the public. The Public Service Commission of New York conducted an investigation into the hypothermia death of a black woman who was wrongly denied utility service. The Commission stated: "As a result of that investigation, it appears the company may have violated certain provisions of the Public Service law, . . . and that these violations directly contributed to the death of this customer".

      Consequently, the Commission seeks approximately $19 million in penalties from NFG.

      If NFG had more nonwhite employees, especially at high levels, it probably would show greater sensitivity to the nonwhite community, and might have avoided this large potential penalty and damage to reputation.

      The Civil Rights Act of 1964 and other laws concerning employment discrimination have been in effect for decades. Shouldn't their spirit play a greater role at NFG? Shouldn't NFG take a more proactive role before additional governmental action, and/or litigation, occurs? Millions of dollars, and the good will of the government and the public, are at stake.

      Therefore, management should stop the evasions and come clean, and shareholders should approve this proposal."

Statement of the Board in Opposition to the Shareholder Proposal

      Your Board of Directors recommends that you vote "AGAINST" this proposal.

      The Company is committed to operating our business in full compliance with all laws, including the laws relating to equal employment opportunity. We have a long-standing and widely disseminated policy which requires that our hiring and promotion process be free from discrimination based on race, color, gender, national origin, age, disability or veteran status. The Company has long believed that creating and maintaining a qualified diverse workforce makes good business sense and is a critical component to our continued success in the competitive deregulated environment. Recruiting and retaining a diverse workforce is a priority for the Company. Our extensive outreach program is designed to ensure that the applicants reflect talent from all segments of the American workforce, including those in the many communities we serve across the nation.

      The Proponent's statements are clearly intended to mislead the reader. National Fuel has voluntarily and publicly stated that the minority composition of its utility workforce is greater than 9%, which it still is. Actual U.S. census data indicates that the percentage of what the Proponent calls "nonwhites" living in the service territory of the Company's utility segment was 8.49% according to the 1990 Census data. Under the classification system introduced with the 2000 census (which for the first time allowed people to self-identify as belonging to one or more races), 10.99% of the people in our utility service territory identified themselves in 2000 as belonging to a race other than or in addition to "white." Further, less than 3% of the Company's U.S. workforce actually works in Harris County, Texas. The Proponent fails to recognize that the Company is, and has been for quite some time, a diversified energy company consisting of six primary business segments operating in various geographic areas.

      Moreover, the Proponent's claims that "the Public Service Commission conducted an investigation into the hypothermia death of a black woman who was wrongly denied utility service" and that "the Commission seeks approximately $19 million in penalties from NFG" are inaccurate. The Commission has opened a case for the purpose of investigating whether alleged violations of utility regulations contributed to a customer's death, and has stated that once the investigation is completed, the Commission will then decide whether to pursue a civil remedy (which could include penalties) in State Supreme Court. The Company has made a comprehensive filing with the Commission showing, among other things, that the Company did not violate the law or regulations; that it played no role in the woman's death, and that she did not die from hypothermia. The Proponent's assertion that the tragic death of this woman was related in any way to race is cynical, reckless and has no basis in fact. The order initiating this administrative proceeding (discussed in more detail in the Company's Forms 10-Q and 10-K) does not, in any way, involve or relate to the race of the customer in question or accuse the Company of racial discrimination; indeed, it does not even mention the customer's race.

      The Proponent's practice of presenting selective half-truths without context is reckless and clearly intended to mislead the shareholders and to foment discord and controversy, rather than to provide relevant information. The Proponent has a close personal relationship with the proponent of the other shareholder proposal on the agenda, and is thus motivated by that ex-employee's same personal grievances. In fact, that ex-employee submitted essentially this same proposal at the 2000 Annual Meeting, at which it was defeated by a wide margin.

      We continue to strive to make sure that (i) all applicants have an equal opportunity, regardless of race or ethnic origin, to apply for employment and be evaluated objectively, and (ii) minority individuals and organizations become aware of our employment opportunities. We believe that the additional committee, procedures, plan and report suggested in the proposal are unnecessary.

       Your Board of Directors recommends a vote "AGAINST" this proposal.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Directors, officers and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during fiscal 2002, except as described in the following two sentences. On the day Mr. Rolland Kidder became a director in September 2002, he signed his initial Form 3 and entrusted it to the Company for filing. Due to logistical problems and human error within the Company, his Form 3 was filed one day late.

                                 OTHER BUSINESS

      The Board of Directors does not know of any business that will be presented for consideration at the meeting except as set forth above. However, if any other business is properly brought before the meeting, or any adjournment thereof, the Proxies will vote in regard thereto according to their discretion.

                          PROPOSALS OF SECURITY HOLDERS

      Proposals that security holders intend to present at the 2004 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 12, 2003, in order to be considered for inclusion in the Company's proxy statement and proxy for that meeting. Notice of a shareholder proposal submitted outside the processes of SEC Rule 14a-8 under the Securities Exchange Act, for consideration at the 2004 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company's principal office no later than September 22, 2003.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        ANNA MARIE CELLINO
                                        Secretary

January 10, 2003

[NATIONAL FUEL LOGO]                    000000  0000000000  0  0000

MR A SAMPLE                             000000000.000 ext
DESIGNATION (IF ANY)                    000000000.000 ext
ADD 1                                   000000000.000 ext
ADD 2                                   000000000.000 ext
ADD 3                                   000000000.000 ext
ADD 4                                   000000000.000 ext
ADD 5                                   000000000.000 ext
ADD 6
                                        Holder Account Number
[BAR CODE]
                                        C 1234567890     J N T

                                        [BAR CODE]

                                        |_| Mark this box with an X if you have
                                            made changes to your name or address
                                            details above.

--------------------------------------------------------------------------------
Annual Meeting Proxy Card
--------------------------------------------------------------------------------

       PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

A  Election of Directors

The Board of Directors Recommends a Vote "FOR" the listed nominees.

1. Election of the following nominees as Directors:
   For three-year terms which expire in 2006 -

                                                                For     Withhold

01 - R. Don Cash                                                |_|        |_|

02 - George L. Mazanec                                          |_|        |_|

03 - John F. Riordan                                            |_|        |_|

   For two-year term which expires in 2005 -

04 - Rolland E. Kidder                                          |_|        |_|

B  Issues

The Board of Directors Recommends a Vote "FOR" Item 2.

                                                       For    Against    Abstain

2. Appointment of independent accountants              |_|      |_|        |_|

The Board of Directors Recommends a Vote "AGAINST" Items 3 and 4.

                                                       For    Against    Abstain

3. Adoption of, if presented at the Meeting, first
   shareholder proposal                                |_|      |_|        |_|

4. Adoption of, if presented at the Meeting,
   second shareholder proposal                         |_|      |_|        |_|

Please mark this box with an X if you will attend
Meeting                                                |_|

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND
                            "AGAINST" ITEMS 3 AND 4.

       **WE ENCOURAGE YOU TO VOTE BY TELEPHONE TOLL FREE. PLEASE READ THE
                       INSTRUCTIONS ON THE REVERSE SIDE.**

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign your name as it appears on this proxy/voting instruction card and return the completed card in the enclosed envelope. When signing as an attorney, executor, administrator, trustee, guardian or other representative, please give title as such. If signer is a corporation, please sign full corporate name by duly authorized officer and attach corporate seal. For joint accounts, each joint owner should sign.

Signature 1 - Please keep signature within the box
--------------------------------------------------

--------------------------------------------------

Signature 2 - Please keep signature within the box
--------------------------------------------------

--------------------------------------------------

Date (mm/dd/yyyy)
-----------------------------------
|_| |_| / |_| |_| / |_| |_| |_| |_|
-----------------------------------

                   1 U P X     H H H    P P P P     0014661

001CD40001   0095ZD

--------------------------------------------------------------------------------
Proxy - National Fuel Gas Company
--------------------------------------------------------------------------------

Proxy/Voting Instruction Card Solicited by the Board of Directors for Use at the Annual Meeting of Stockholders, February 20, 2003
PLACE: The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas 77024

The undersigned on the other side of this card hereby appoints P. C. Ackerman and A. M. Cellino, or either of them, Proxies with full power of substitution and revocation in each, to vote all the shares of Common Stock held of record by the undersigned on December 23, 2002 at the Annual Meeting of Stockholders of National Fuel Gas Company or at any adjournment of the meeting, on each of the items on the reverse side and in accordance with the directions given there, and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof, respecting (i) matters of which the Board is not currently aware, but that may be presented at the meeting, (ii) any shareholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission's proxy rules, and (iii) all matters incident to the conduct of the meeting. This proxy may be revoked with the Secretary of the meeting as described on the first page of the enclosed Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan, the National Fuel Gas Company Employees' Thrift Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustees of those plans as to the voting of such shares.

Trustees' Authorization. The undersigned on the other side of this card authorizes and instructs JPMorgan Chase Bank as Trustee of the National Fuel Gas Company Employees' Thrift Plan and/or authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned's account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions. You may revoke your instructions by notice to the Trustee(s) as described on the first page of the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See above and below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee(s) and granting the Proxies discretion to vote FOR Items 1 and 2 and AGAINST Items 3 and 4.

THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY TELEPHONE, OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Telephone and Mail Voting Instructions

You can vote by telephone or Mail! Available 24 Hours a day 7 days a week! Your vote is important! You may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

--------------------------------------------------------------------------------
[PHONE] To vote using the Telephone (within U.S. and Canada)
--------------------------------------------------------------------------------

o Call toll free 1-866-267-5529 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

o Enter the Holder Account Number (excluding the letter "C") and Proxy Access Number located below.

o  Follow the simple recorded instructions.

Option 1: To vote as the Board of Directors recommends on ALL proposals:
          Press 1.

          When asked, please confirm your vote by pressing 1.

Option 2: If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

          *When prompted, please answer whether or not you will be attending the annual meeting.

--------------------------------------------------------------------------------
[MAILBOX] To Vote by Mail
--------------------------------------------------------------------------------

o  Mark, sign and date the proxy card.

o  Return the proxy card in the postage-paid envelope provided.

HOLDER ACCOUNT NUMBER C0123456789                      PROXY ACCESS NUMBER 12345

If you vote by telephone, please DO NOT mail back this proxy card.

Proxies submitted by telephone must be received by 12:00 midnight, Central Time, on February 19, 2003.

THANK YOU FOR VOTING

                 00961F